SCHEDULE I

                           TO ADMINISTRATION AGREEMENT
               DATED FEBRUARY 22, 1995 (AS REVISED APRIL 11, 1995)
                                     BETWEEN
          THE BEAR STEARNS FUNDS AND BEAR STEARNS FUNDS MANAGEMENT INC.


                                Annual Fees
                                    as a
                               Percentage of
                               Average Daily                       Must be
        Name of Series           Net Assets     Last Approved     Approved By
---------------------------    -------------   ---------------   --------------

Alpha Growth Portfolio           .15 of 1%  February 28, 2002 March 31, 2003

High Yield Total Return
Portfolio                        .15 of 1%  February 28, 2002 March 31, 2003

Income Portfolio                 .15 of 1%  February 28, 2002 March 31, 2003

International Equity Portfolio   .15 of 1%  February 28, 2002 March 31, 2003

Intrinsic Value Portfolio        .15 of 1%  February 28, 2002 March 31, 2003

Prime Money Market Portfolio     .15 of 1%  February 28, 2002 March 31, 2003

S&P STARS Opportunities
Portfolio                        .15 of 1%  February 28, 2002 March 31, 2003

S&P Stars Portfolio              .15 of 1%* February 28, 2002 March 31, 2003

Small Cap Value Portfolio        .15 of 1%  February 28, 2002 March 31, 2003

The Insiders Select Portfolio    .15 of 1%  February 28, 2002 March 31, 2003





 As revised May 6, 2002.

--------
* Bear Stearns Funds Management Inc. will be paid an annual fee equal to an annual rate of 0.15% of the Portfolio's average daily net assets up to $1 billion, 0.12% of the next $1 billion, 0.10% of the next $3 billion and 0.08% of net assets above $5 billion. The Bear Stearns Funds has agreed to pay Bear Stearns Management Inc. a monthly fee at the annual rate of 0.05% of the average daily net assets of the Money Market Portfolio.